AMENDMENT NO. 4
TO THE
SUBADVISORY AGREEMENT

        This AMENDMENT NO. 4 TO THE SUBADVISORY
AGREEMENT is dated as of November 15, 2010, by and between SUNAMERICA ASSET MANAGEMENT CORP., a
Delaware corporation (the "Adviser"), and J.P. MORGAN
INVESTMENT MANAGEMENT INC., a Delaware corporation
(the "Subadviser").

W I T N E S S E T H:

        WHEREAS, the Adviser and SunAmerica Series Trust, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;

        WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated November 1, 2005, as amended from time to time (the "Subadvisory Agreement"), pursuant to which the Subadviser furnishes investment advisory services to certain series (the "Portfolios") of the Trust, as listed on Schedule A of the Subadvisory Agreement;

        WHEREAS, the Board of Trustees of the Trust has approved this Amendment to the Subadvisory Agreement and it is not required to be approved by the shareholders of the Portfolios.

        NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

        1.	Schedule A to the Subadvisory Agreement is hereby
amended to reflect the addition of the SunAmerica Series Trust
Growth-Income Portfolio.  Schedule A is also attached hereto.

Portfolio(s)
Annual Fee
(as a percentage of the average
daily net assets the Subadviser
manages in the portfolio)


Growth-Income Portfolio
0.35% on the first $50 million
0.30% on the next $100 million
0.25% on the next $150 million
0.20% on the next $200 million
0.15% over $500 million

        Subadviser shall manage the Growth-Income Portfolio assets and shall be compensated as noted above.

        2.	Counterparts.	This Amendment may be
executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

        3.	Full Force and Effect.	Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

       4.	Miscellaneous.	Capitalized terms used but
not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

       IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

				SUNAMERICA ASSET
MANAGEMENT CORP.

				By: /s/ PETER A. HARBECK

				Name:	Peter A. Harbeck
				Title:	President & CEO


				J.P. MORGAN INVESTMENT
MANAGEMENT INC.

				By: /s/ ANA BRANDS

				Name:	Ana Brands
				Title:	Vice President



SCHEDULE A

Effective November 15, 2010

Portfolio(s)
Annual Fee
(as a percentage of the average
daily net assets the Subadviser
manages in the portfolio)


Global Equities Portfolio
(Tax ID No. 13-7002447)
0.45% on the first $50 million
0.40% on the next $100 million
0.35% on the next $350 million
0.30% over $500 million


Balanced Portfolio
(Tax ID No. 95-4572884)
0.40% on the first $50 million
0.30% on the next $100 million
0.25% over $150 million


Mid-Cap Growth Portfolio
(Tax ID No. 95-4734552)
0.42% on the first $100 million
0.40% over $100 million


Growth-Income Portfolio

0.35% on the first $50 million
0.30% on the next $100 million
0.25% on the next $150 million
0.20% on the next $200 million
0.15% over $500 million